Exhibit 99

News
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Mark Silvey
Corporate Communications
silvey@ppg.com

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Kathy Fortmann joins PPG Board of Directors

PITTSBURGH, April 22, 2024 – PPG (NYSE:PPG) today announced that Kathy L. Fortmann has been elected to join its board of directors, effective July 17, 2024. Fortmann most recently served from 2021 to 2023 as Chief Executive Officer of ACOMO N.V., a Dutch publicly-listed company focused on conventional and organic niche food products and ingredients for the food and beverage industry. She will serve on the PPG board’s Audit Committee and the Sustainability and Innovation Committee.

Prior to ACOMO, Fortmann held various roles at International Flavors & Fragrances Inc. (“IFF”) from 2020 until 2021, including Division President of Nourish, Division Chief Executive Officer, Taste, and Head, Taste Strategy and Cross Fertilization. Previously, she was an executive at FrieslandCampina, a dairy cooperative in Europe from 2017 to 2019, serving as Business Group President, Ingredients and a Member of the Executive Committee. From 2005 until 2017, Fortmann held various leadership positions at Cargill, Incorporated, a world leading provider of food ingredients and agricultural services and products. Prior to Cargill, she held positions with increasing responsibility at E.I. DuPont de Nemours, Inc. from 1989 until 2005. Fortmann currently serves as a Director of FMC Corporation, a global agricultural sciences company, and previously served as a Director of ACOMO NV from 2021 until 2023 and James Finlay Limited from 2019 until 2021.

“PPG’s board of directors continually seeks to maintain an appropriate balance of directors with varying tenure, expertise and diversity,” said Michael W. Lamach, PPG lead independent director. “We are pleased that Kathy has joined the board, as her proven leadership capabilities will help to further strengthen PPG and help guide its strategic direction.”

“Kathy brings to PPG nearly 35 years of global business experience across a variety of industries. Her senior leadership roles at several leading, multinational companies provides her with extensive experience managing business operations,” said Timothy M. Knavish, PPG chairman and chief executive officer. “In particular, Kathy’s experience leading businesses in Europe and growing businesses with a sustainability focus will provide valuable expertise to PPG and our leadership team.”

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